Exhibit 99.1

Conference Call Transcript

OPTN – Q3 2005 Option Care, Inc. Earnings Conference Call

Event Date/Time: November 3, 2005 / 10:00AM ET

CORPORATE PARTICIPANTS:

Raj Rai

Option Care, Inc. – CEO

Rick Smith

Option Care, Inc. - President, COO

Paul Mastrapa

Option Care, Inc. - CFO

CONFERENCE CALL PARTICIPANTS:

David MacDonald

SunTrust, Robinson, Humphrey - Analyst

Jeff Horniman

Dougherty & Company - Analyst

Robert Gillian

UBS - Analyst

Mike Maguire

Susquehanna - Analyst

Jody Staggs

Raymond James - Analyst

Greg Haddad

First Analysis - Analyst

Bill McKeever

Merrill Lynch - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Option Care third-quarter 2005 earnings conference call. My name is Rachel and I will be your coordinator. At this time, all participants are in a listen-only mode. We will be conducting a question-and-answer session towards the end of today’s presentation. (OPERATOR INSTRUCTIONS)

As a reminder, ladies and gentlemen, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s conference, Mr. Raj Rai, CEO.

Raj Rai  - Option Care, Inc. - CEO

Good morning and thank you for joining our third-quarter 2005 conference call. Also participating on the call with me are Rick Smith, our President and Chief Operating Officer, and Paul Mastrapa, our Chief Financial Officer.

By now you should have a copy of the press release issued by the Company this morning. If you have not received it, please call Leticia Carrillo at 847-229-7731 and it will be faxed to you promptly.

Please be advised in keeping with the SEC Reg FD guidelines that this call may be accessed by Web cast through Option Care’s website at www.optioncare.com.  Any remarks that Option Care makes about future expectations, plans, and prospects for Option Care constitute forward-looking statements for the purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements.  Such forward-looking statements involve risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties and other important factors are discussed in Option Care’s Annual Report on Form 10-K for the year ended December 31, 2004, which is on file with the SEC.

Option Care anticipates that subsequent events and developments may cause its estimates to change or it may elect to update these forward-looking statements at some point in the future. Option Care specifically disclaims any obligations to do so.

I will now give the highlight of the quarter and the year. Rick and Paul will give updates on the operations and key financial highlights later in the call.  As previously announced and noted in the press release issued this morning, we reported $122 million in revenues for the third quarter. This represented a 22% growth from the same period in 2004. The net income grew by 16% in the third quarter as compared to the third quarter of 2004.  We continue to build strong sales momentum despite the loss of the seasonal Synagis product and sluggish hospital admissions in the third quarter. Our cash flow continues to be strong and (we) have a strong balance sheet, with over $60 million in cash to execute our strategic initiatives.  We are pleased with our results and the overall performance of the Company.

Let me summarize the milestones achieved so far for this year. We have made 6 acquisitions – of which 3 were franchise businesses, 2 independent pharmacies, and 1 hospital-based pharmacy – completed 2 hospital joint ventures, which added 12 new pharmacies and expanded our presence in 2 new states. We also started a stand-alone Ambulatory Treatment Center in Florida and we have planned 4 start-ups in Phoenix, Jacksonville, Orlando, and Orange County.

Our focus for the remainder of this year will include the re-launching of Synagis, making accretive acquisitions, operationalizing the start-ups and the joint ventures, and finally, pushing for sales growth in the upcoming holiday season.

This year has been challenging as well as being a productive year. We accomplished a lot on the strategic fronts, but have been affected by increased costs of IVIG products that have negatively impacted our earnings by $0.12 a share for 2005 from our initial projections of $0.66 to $0.70 a share, which we shared with you earlier this year.  We now anticipate our revenues for this year will be in the range of $504 to $508 million, and earnings to be about $0.66 a share. This includes the impact of all our strategic initiatives.

We are currently working on our plan for next year and expect to provide the guidance for 2006 sometime in January.

Before I turn the call to Rick, I’m pleased to announce that the Board of Directors has approved a $0.02 per share cash dividend for the third quarter.

I’m going to turn the call over to Rick, who is going to discuss the operational highlights of the third quarter and elaborate on our objectives for the remainder of 2005.

Rick Smith  - Option Care, Inc. - COO, President

Thanks, Raj. Good morning. Our programs continued to produce good, consistent growth during the third quarter. Our clinical programs have continued to expand in areas that have produced additional opportunities for organic growth and market share gains. We continue to focus on opportunities in the marketplace that provide us a platform to demonstrate our clinical leadership. As a result, we saw gains across many therapy lines.

In addition, we have made progress in our startup locations that have been launched as an extension of our current branch locations in Florida and California. We are currently working on a Phoenix startup that we hope to have operational during the fourth quarter. We have also added the necessary management infrastructure to oversee the successful integration of our acquisitions and the joint venture operations.

Looking ahead to the fourth quarter, we have recently launched our year-end sales program, which is focused on bringing patients home for the holidays. We believe that we will continue to add to the growth we have shown over the last two years during this run to the year end. We also have launched our Synagis campaign and have focused on continuing our success as we begin the new season. We continue to look for new opportunities to leverage our footprint for new areas of revenue growth.

Our revenue growth has enabled us to identify additional opportunities to work with manufacturers to secure access to products under more favorable terms than in prior periods. For example, our growth in IVIG has enabled us to secure longer-term commitments from multiple manufacturers at slightly more favorable acquisition levels than in prior periods, where access was through secondary distributors.

Our increased position in the hemophilia community has also brought us additional opportunities for cost savings. We have also taken advantage of selective generic programs to enhance margins in some of our clinical programs. We have also worked with various pump manufacturers to bring new technologies to the marketplace for more effective patient solutions.

We continue to introduce new technology solutions to our offices. We have implemented paperless systems and online medical records technology that have improved productivity and workflow management.

As mentioned in our press release, our Miramar location was temporarily impacted by Hurricane Wilma. We had followed our disaster recovery plan and moved operations to a temporary site, our Florida locations and our other central pharmacy in Ann Arbor, Michigan. We have begun operations again in Miramar earlier this week.

We look forward to a successful Q4 and believe that we can continue to take market share during this important part of the year. I will now turn the call over to Paul.

Paul Mastrapa  - Option Care, Inc. - CFO, SVP

Thanks, Rick, and good morning. For the third quarter, revenue was $122 million, a 22% increase from the $100 million reported in the third quarter of 2004. Overall same-store growth was 10% for the quarter. Net income for the third quarter increased 16% to $5.4 million, or $0.16 per share, as compared to $4.6 million, or $0.14 per share, for the comparable period last year.

For the nine months ended September 30, 2005, revenue increased 20% to $362 million. Net income was $16.1 million, or $0.47 per diluted share, an 18% increase from the $13.6 million, or $0.42 per diluted share, in 2004.

Consistent with the Company’s dividend policy, the Board of Directors declared a dividend of $0.02 per share for the third quarter of 2005. The dividend is payable on December 2, 2005 to shareholders of record as of November 18.

Our growth remains very balanced across our therapy portfolio. With respect to our specialty pharmacy services, same-store growth was 9% for the third quarter. We continue to realize particularly strong gains in asthma, growth hormone, hemophilia, IVIG, and arthritis.

Our Home Infusion services increased organically by 10% for the third quarter. This growth is a result of our continued focus on sales and marketing initiatives targeting managed care organizations, as well as local market referral sources. Our growth continues to be very balanced across our entire therapy portfolio.

Other revenue was $3.5 million for the third quarter.  The increase from last year was primarily due to a $500,000 franchise termination fee resulting from our acquisition of our Las Vegas franchise completed during the third quarter.

Overall gross profit for the third quarter was 30.0% compared to 29.9% for the prior-year quarter. Infusion Services gross profit declined to 42.3% for the third quarter compared to 43.6% for the prior year due to a shift in the therapy mix.

Specialty Pharmacy Services’ gross profit declined to 17.1% for the third quarter compared to 17.5% for the quarter ended September 30, 2004. The decline in Specialty gross profit is due to a combination of reduced margins for IVIG therapy, which was offset by a favorable mix towards higher margin specialty therapies.

As previously discussed, while we continue to experience strong revenue growth from IVIG, its rising costs impacted earnings by $0.03 a share for the third quarter, compared to our expectations. For the remainder of 2005 we expect margins on IVIG to remain stable at current levels.

Overall, the higher mix of Infusion revenue, which increased to 42% of revenues from 39% in last year’s third quarter, offset the composite reduction in specialty margins to maintain overall gross profit at consistent levels compared to last year.

SG&A expenses increased 50 basis points to 20.3% of revenues, compared to 19.8% in the prior-year quarter. The increase is a result of a shift in mix towards our Infusion Services, which requires greater SG&A infrastructure, as well as corporate investments to effectively support our strategic initiatives.

Provision for doubtful accounts increased to 1.8% of revenues, as compared to 1.6% for the third quarter due to the higher mix of Infusion revenues, which are reserved at a higher rate.

Our balance sheet remains very strong, with positive cash flow from operations of $5.9 million for the quarter and $17.9 million year-to-date. We have utilized $46.3 million through the nine months ended September 30, 2005 to fund acquisition activities, and ended the third quarter with $64 million of cash and short-term investments to fund our future growth.

Finally, Days Sales Outstanding were 55 days at the end of the third quarter, a reduction of 2 days from the second quarter and consistent with December 31, 2004.

Our total diluted shares outstanding increased by 5%, or 1.5 million shares, from the prior year primarily due to the dilutive effect of our convertible bond offering completed in the fourth quarter of 2004.

Finally, we expect revenues for the full year of 2005 to be between $504 and $508 million, and earnings per share of approximately $0.66.

Now I’d like to ask the operator to open the call to questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) David MacDonald, SunTrust.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

Good morning, guys. A couple of questions. First of all, Rick, you talked a little bit about pricing improvements. Is it safe to assume that most of those renegotiations take place and get implemented on January 1, so that will really be a positive ‘06 impact, or will we start to see some of that in Q4 and on a go-forward basis? Then I have a couple more questions.

Rick Smith  - Option Care, Inc. - COO, President

Primarily, it will be in the January 2006 area. There is still uncertainty, but I think given the concentration in our growth in the IVIG area from where we were a couple years ago, we have been able to secure more formal commitments and contract relationships with additional manufacturers for products. So we’ve been able to eliminate any need to go outside the normal distribution channels.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

OK.  And could you comment — I know the last couple of quarters you talked about that you would not expect to see a rebound in IVIG margins to any large degree in ‘06. Some of the checks I have done suggest that might be a little bit conservative. I was wondering if you could just update your thoughts on that in terms of what you see in ‘06 as more product comes online.

Paul Mastrapa  - Option Care, Inc. - CFO, SVP

That market is still evolving. We may see some improvement in our procurement costs, but what I would expect is that due to the concentration that we see with providers, that any improvement in the procurement cost would be fairly quickly reflected in the pricing with managed care. So I think we are at a fairly stable margin, but the revenue levels can change depending on our ability to lower our costs.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

Two more questions. I just wonder if you could give us kind of an early read on what you are seeing for Synagis volumes. Finally, Raj, if you could just comment on — the Vegas franchise is obviously kind of a bellwether, I think, internally and your largest one there. Has that potentially accelerated some of the other franchise activity in terms of people now looking to sell?

Raj Rai  - Option Care, Inc. - CEO

David, let me just first comment on the Synagis question that you had. Our expectation has been that we want to grow that business at least 20% year-over-year, and I think we are off to a good start with Synagis. The pricing could be challenging in Synagis as we move forward. There is another concern on Synagis is the reduction in — there is a whole season with new guidelines, so that is the concern. But I think from overall – our growth perspective – I think we will be at least 20% in our growth rate in Synagis moving forward.

On Las Vegas, yes, we are very excited about that acquisition and, as you alluded to, that has definitely opened up more discussions with some of the other franchises, as that franchise was the largest franchise in the system. So we are seeing more conversation, more discussion with other franchise locations right now.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

Thanks very much, guys.

Operator

Jeff Horniman  - Doherty and Company

Jeff Horniman  - Doherty and Company - Analyst

This is Jeff Horniman (ph) for Brooks O’Neill (ph) and it is Doherty & Company. Hey, you already answered a few questions about Synagis. I was just wondering about kind of the percentage of supply that you have under contract right now, if you guys can say where you are with that and how does your percentage under contract this year relate to that of last year at this time.

Rick Smith  - Option Care, Inc. - COO, President

For Synagis?

Jeff Horniman  - Doherty and Company - Analyst

No — for IVIG, I’m sorry.

Rick Smith  - Option Care, Inc. - COO, President

We’ve actually got approximately 100% of our product under contract, and we are looking to continue to get longer-term commitments with some of our manufacturer relationships as well.

Prior to that, we were about 50 to 60% under contract. There were some product changes and availability and so our head of purchasing has done a great job and continues to work hard to get more formal relationships.

Jeff Horniman  - Doherty and Company - Analyst

Great. How about on the other side? What is the payor attitude towards reimbursement for IVIG? Obviously, everybody has gone through a year of pretty high pressure here. Are you seeing yourselves able to kind of negotiate up on the price you are able to get for IVIG from managed care or other payors?

Rick Smith  - Option Care, Inc. - COO, President

I think it is on a case-by-case basis. There are still opportunities to work with managed care. A number of managed care larger payors that have formed their own specialty pharmacy have their own strategic direction and plan as it relates to all specialty drugs.

We believe that that market will continue to evolve, as Paul had mentioned in his earlier response to David’s question.

Jeff Horniman  - Doherty and Company - Analyst

We are kind of seeing that you guys are able to — you’re driving margins with a little bit higher Infusion as a percentage of all your sales. Can we expect that to continue? And you talked about SG&A being higher as a result of the Infusion because of infrastructure. It is that something that you’re just doing now, your build-out infrastructure and you’ll see some leverage on that or is that something that is going to be an ongoing trend?

Paul Mastrapa  - Option Care, Inc. - CFO, SVP

Sure. In terms of our gross profit, the higher mix of infusion revenues will drive a higher gross profit. Our infusion business tends to run between 42% and 43% gross profit, as compared to our specialty business as a composite, which, for example, in the current quarter was at 17.1. So the greater mix of infusion that we have, which will be driven by our acquisition activity, the higher percentage gross profit that we will demonstrate.

Now, a couple things to keep in mind as we move forward. We do have the big increase in revenues related to Synagis in our fourth and first quarter, so that typically is at a lower margin and will tend to drop our overall gross margins. But overall, with our acquisition activities, having a higher percentage of infusion-oriented revenues, we will see upward on our composite gross margin.

In terms of operating expenses, the Infusion business is a very local business, so there is a substantial amount of infrastructure at a local level that you need in order to support the business. Again, in conjunction with acquisitions, additional local infrastructures to support that infusion business, we will have a higher composite gross operating expense, or SG&A percentage of revenues, as a result.

However, my expectation is that with our growth, we continue to leverage. And I think even in the fourth quarter, we may begin to see some leverage on a year-over-year basis, even with that higher percentage of local infrastructure that we have.

Jeff Horniman  - Doherty and Company - Analyst

OK.  Just a last question. Looking forward to 2006, I don’t know if you guys have reviewed this or not, but we are seeing — it is happening with some companies that are just rolling into their fiscal year 2006 — have you evaluated the effects of FAS 123(R) are for next year, what impact that might have?

Paul Mastrapa  - Option Care, Inc. - CFO, SVP

We are just finalizing our analysis. And when we talk about our expectations for 2006 early in January, we will share what those expectations are.

Jeff Horniman  - Doherty and Company - Analyst

Okay, thank you very much.

Operator

Robert Gillam (ph), UBS.

Robert Gillam  - UBS - Analyst

Just a few questions, if I may. First, in the press release, you talked a little bit about the impact of the hurricanes. I was wondering if you could quantify that, either if it’s EPS impact or what same-store revenue growth may have been excluding the effects of the hurricanes.

Paul Mastrapa  - Option Care, Inc. - CFO, SVP

Sure. The hurricanes, the two that we have talked about are we had some disruption to our Houston location, as well as most recently with Wilma, a disruption to our pharmacy outside of Fort Lauderdale in Miramar.

It is still a little too early to ascertain what kind of a top-line impact will be. In terms of our Houston location, it will be nominal and won’t have any material effect. In terms of our central pharmacy in Florida, we were able to transition much dispensing to our other pharmacies in the state, as well as other central pharmacy in Michigan.

We have that facility back online. We may see a small revenue impact, but again, based on the margins associated with that business, we don’t expect any material earnings impact.

The facility was fine. We lost no product. So it definitely was a disruption, but we are on track and don’t expect it to be material.

Robert Gillam  - UBS - Analyst

Okay, and the $0.66 for fiscal year ‘05, does that include any additional acquisitions?

Paul Mastrapa  - Option Care, Inc. - CFO, SVP

It does not. That only includes the acquisitions completed to date.

Robert Gillam  - UBS - Analyst

One final question. Just yesterday’s new physician fee schedule that was published, there was some data about an IVIG increased basically dispensing fee. Is that going to have any impact on your business?

Rick Smith  - Option Care, Inc. - COO, President

It is going to be negligible.

Raj Rai  - Option Care, Inc. - CEO

This is Raj. That is for, I think, hospitals and their physicians and that is not really meant for us. We do very little Medicare business to begin with.

Robert Gillam  - UBS - Analyst

Okay, thanks a lot.

Operator

Mike Maguire, Susquehanna.

Mike Maguire - Susquehanna - Analyst

Just to follow up on the gross margin question. In this quarter, Paul, you mentioned a shifting therapy mix within Home Infusion having a slightly negative impact and a positive mix shift in Specialty outside of IVIG. Can we expect that to continue in both franchises in that direction or is this more of a short-term phenomenon?

Paul Mastrapa  - Option Care, Inc. - CFO, SVP

Our Infusion business, starting with Infusion, ranges anywhere between 42% — and I typically say between 42% and 43%. So it really just does depend on the mix, the overall margin profile within our Infusion business I would characterize as very stable.

On the Specialty side, the acquisition activities — part of our acquired revenues are specialty products that are distributed at a local level, and those do have a higher composite mix — many of the blood products and other therapies, IVIG, etc. So with acquisitions, we are increasing our mix of certain higher-margin therapies, which will have a positive impact to our composite gross margin for our Specialty business.

Mike Maguire - Susquehanna - Analyst

OK.  As you flow through on the acquisition side and also the investments in the JVs and the ATC in Florida, how is that going to impact the P&L, specifically on the JV side? Are we going to see some incremental — obviously SG&A — is that sustainable? Can we see that start to run off as we approach 2006? Any commentary as to how that may impact gross margins going forward as well?

Paul Mastrapa - Option Care, Inc. - CFO, SVP

Sure. I think in terms of the JVs, the JVs are going to be a higher percentage of Infusion revenues, so I think those are going to put more — are going to continue to shift the mix towards the Infusion business at a higher aggregate margin.

As we move forward, our objective with our joint ventures are going to be to really accelerate the top-line growth. So initially, we are going to have all the infrastructure as well. We do not expect them to materially impact earnings in 2005 as we get them online. It is going to be more of a 2006 event, and should be really driven, to a large extent, by revenue growth and to some extent by economies of scale on the operating cost.

Mike Maguire - Susquehanna - Analyst

Okay, thanks. And just one final question. This goes back in time a little bit, but just curious to hear your updated thoughts now that Priority Healthcare is out of the market, the impact there in terms of specialty pharmacy, but also their recent investments in Home Infusion. Have you seen any impact of that recently, competitively or in terms of maybe potential interest outside of the current core players?

Raj Rai  - Option Care, Inc. - CEO

Mike, your question was relating to their infusion business or oral business?

Mike Maguire  - Susquehanna - Analyst

Frankly, both. Just curious, just looking for your updated thoughts. Obviously, a little bit back in time in terms of the announcement on Priority. But just really as we continue to move away from some of these M&A acquisitions in the specialty pharmacy, but even any impact in home infusion, Priority’s investment in Integrity Health over the last 12 months or so.

Just curious if there has been any incremental spillover impact to your business and if you have seen any competitive dynamics shifting since then.

Raj Rai  - Option Care, Inc. - CEO

You know, it is a very recent event, and we have not really seen much difference. From an infusion perspective, Integrity is more regional. They don’t have a national footprint. We compete with them in certain markets. They are stronger in Kentucky and they are in Ohio and Indiana. But we have not really seen a major drop-off in their business or gaining new patients.

But I think it is pretty new and recent. So I would say that things will probably be more clear the next couple of quarters with that.

Mike Maguire  - Susquehanna - Analyst

Okay, thank you.

Operator

Jody Staggs, Raymond James.

Jody Staggs  - Raymond James - Analyst

This is Jody Staggs in for John Ransom. I think you guys have answered this question already, but looking at the sequential increase in Specialty gross margins, about 188 bps this quarter, about 30 bps last quarter. I know we have talked about Synagis, obviously — maybe a little slide-through from IVIG and the franchise acquisitions. Is there anything else that is driving that sequential increase that we should think about?

Paul Mastrapa  - Option Care, Inc. - CFO, SVP

No, in terms of — I think you touched on the major components of that. Synagis is a significant part of that, which if you look historically, we tend to see an increase in our margins in the third quarter due to the falloff of last season’s revenues.

Acquisitions, the increasing shift in mix as a result of our acquisitions will be an ongoing trend as we continue to acquire more businesses, to the extent that they do have a significant component or a component of a Specialty portfolio. So does that answer your question?

Jody Staggs  - Raymond James - Analyst

Yes. I appreciate it. Thanks.

Operator

Greg Haddad, First Analysis.

Greg Haddad  - First Analysis - Analyst

Good morning.  I wanted to talk a little bit about the same-store growth rates. It looks like the rates have been decelerating here over the last few quarters. I wonder if you could provide some perspective on that and any expectations you have for same-store growth over the next few quarters anyway.

Paul Mastrapa  - Option Care, Inc. - CFO, SVP

Sure.  On the Infusion side of our business, we really try and target a 10% same-store growth. I think we’ve done very well through the first half of this year and some of it has to do with the comps on a year-over-year basis. We’ve spent a fair amount of time investing in our sales force, as Rick has mentioned, rolled out therapy-specific initiatives and many other activities to really mine the existing opportunities that we have in a given market.

So as we move forward, I think we are going to see more of a longer-term — assuming no shift in the market dynamics for infusion — and we’re targeting a 10% growth rate.

On the Specialty side, whereas for the quarter we were at 9%; however, an important point to realize is a significant part of our Specialty business relates to Blue Cross/Blue Shield of Florida. And really in that contract, which represents about 14% of total revenues, we really are more limited to the membership enrollment of Blue Cross than really the underlying dynamics of the Specialty Pharmacy business. If you really take those revenues out, our non-Blue Cross related, if you will, Specialty business is growing north of 10%.

Greg Haddad  - First Analysis - Analyst

Okay, thank you. On the IVIG, the $0.12 number that you described, is that spread fairly evenly by quarter for this year?

Raj Rai  - Option Care, Inc. - CEO

Yes, it’s approximately $0.03 a share (per quarter).

Rick Smith  - Option Care, Inc. - COO, President

A little less in the first quarter. We saw the acceleration late in the first quarter and then it has been fairly consistent for now the — since Q2 forward.

Greg Haddad  - First Analysis - Analyst

So roughly $0.03 then also in the December quarter, give or take?

Paul Mastrapa  - Option Care, Inc. - CFO, SVP

Yes.

Greg Haddad  - First Analysis - Analyst

Baxter’s introduction of its new liquid product — recognizing there’s other liquid products already out there — is that having any significant impact, positively or negatively, for you at this point or for this quarter?

Rick Smith  - Option Care, Inc. - COO, President

This is Rick. There hasn’t been any positive impact at all, kind of a push.

Greg Haddad  - First Analysis - Analyst

Okay. And then finally, on the Other revenues, you had mentioned the franchise termination fee I believe of $0.5 million. Is that the only unusual item in that line item of revenue this quarter?

Paul Mastrapa - Option Care, Inc. - CFO, SVP

In other revenue, other revenue relates to really royalties and related franchise revenue. It includes termination fees and any audit recoveries. Also in our Other revenues is vendor admin fees as we act as the GPO for the franchise network. We have software sales. We are selling our new Emphsys system to external customers and generating sales as a result, as well as ongoing support fees from our legacy products, as well as our new product. We do have some collection fees included in that number.

I think the key thing to understand in Other revenue is we are going to have variability in that line, especially as it relates to our acquisition activities. The accounting requirements are that we do have to recognize the termination of the franchise agreement with the acquisition of a franchise, and then the purchase accounting separate from the franchise agreement.

In terms of our guidance, we are not including any — there is no franchise-related termination revenues or anything else included in our estimates.

Greg Haddad  - First Analysis - Analyst

Okay, great. Thanks a lot.

Operator

David MacDonald, SunTrust.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

Just one follow-up. I was wondering if you could talk a little bit about — I think you touched on a year-end sales program, and I just wanted to see if you guys are doing something different this year as opposed to last year, or whether some of the incremental sales hooks in terms of the program as you get into the last couple months of the year.

Rick Smith  - Option Care, Inc. - COO, President

I think it’s really enhancements to what we’ve done in the prior year. I think over the past year we have increased our in-services with providing CEU, continuing education programs, for discharge planners. We have increased the number of clinical liaisons we have, with the hospital nurses that we have essentially designated and invested in. So we have done a little bit more in terms of those investments and the relationship-building.

In addition to we have enhanced our clinical programs over the past 12 months as well. So we clearly have seen an increase in multiple therapy patients. We have and will continue to focus in on those and try to take advantage of bringing them home for the holidays.

Raj Rai  - Option Care, Inc. - CEO

And you know, the sales program that we have in place is more targeted, more focused to certain therapies that are high-margin, more geared towards hospitals, more geared towards certain specialties that prescribe home infusion therapies. So it is more targeted and more focused, and we have now the luxury of better monitoring our sales activity through sales automation software that we have installed last year.

So I think that gives us more visibility on our sales force as to where they are going, how many calls they’re making. So there is a level of expectations that is set for each salesperson in the Company now.

David MacDonald  - SunTrust Robinson Humphrey - Analyst

Okay. Thanks very much, guys.

Operator

Bill McKeever, Merrill Lynch.

Bill McKeever  - Merrill Lynch - Analyst

A couple of big picture questions on the Medicare Part D that starts next year. Are you working with some of the managed care companies that are aggressively building up their HMO membership in Medicare? And of course in the Part D, they are not going to pay for the admin, but is there some potential you might pick up some of that business on the Part D business?

Rick Smith  - Option Care, Inc. - COO, President

Yes, we are working both with some stand-alone PEPs as well as the Medicare Advantage Plans. We have current relationships with over 75% of the named Medicare Advantage Plans and are continuing to finalize some additional formal relationships with the others.

And it is an ongoing effort of ours. We continue to evaluate what the impact of the new Medicare legislation will be on us as well as the industry, and are looking for ways to ensure that we can compete successfully and continue to build market share.

Bill McKeever  - Merrill Lynch - Analyst

OK, great.  Thanks for that. And then CMS came out with some rules yesterday, quite active. And they talked about a competitive acquisition program for drugs, a cap program in physicians’ offices. It seems as if they’re trying to make it easier for docs to provide services in offices. I don’t know if you agree with that. And does that in any event change the way that the physicians are going to look at infusible drugs?  In other words, the trend seems to be that the docs are doing less infusion services in their office. Does that potentially change that and docs would try to keep more and do more infusion services in their offices?

Raj Rai  - Option Care, Inc. - CEO

I think it’s all about economics. If it makes sense for the physicians under the ASP reimbursement scenario to make money, I think they will continue to do so. But if they can’t make enough profit and the risk of carrying the product and the inventory in the office, I think that would have definitely an impact in terms of doing infusion in their offices, and more chance of us picking up some of the business that will come to the patient’s home.

For example, chemotherapy, we are seeing increased growth in chemotherapy and that has been the result of the pricing change, going from AWP reimbursement to ASP reimbursement.

Bill McKeever  - Merrill Lynch - Analyst

Okay. And my last question has to do with potentially next year or maybe in the next couple years that there might be a move on the part of CMS to pay for administrative services for infusion drugs. I guess the National Home Infusion Industry Association has been lobbying on that. Do you have any update or can you comment at all as to the likelihood that CMS would start to pay for admin services for specialty infusion?

Raj Rai  - Option Care, Inc. - CEO

Bill, the Association tried — we all tried this year to see if we could convince CMS to move the infusion drugs from Part D to Part B, and that didn’t happened because of timing issues. But the last that we have heard is that there is a prospect of doing a demonstration project and really showing true value from infusion relative to the expenditures in the hospitals and other alternate sites.

And there is a possibility of getting a demonstration project done sometime next year. If that goes through, I think we will have a chance of convincing CMS and the government to realize the true benefits from home infusion, particularly in cost savings.

Bill McKeever  - Merrill Lynch - Analyst

Great. Thanks very much.

Operator

Greg Haddad, First Analysis.

Greg Haddad  - First Analysis - Analyst

I wanted to ask a couple other questions regarding, one, the number of franchises appears to be dropping more rapidly than the number that you’re acquiring – is that a trend you expect to see continue?

Raj Rai  - Option Care, Inc. - CEO

We have not lost a franchise for other reasons but for acquisitions. So they move from being a franchise location to a Company-owned location.

Greg Haddad  - First Analysis - Analyst

Is that right? Okay. Another area of follow-up, with respect to infusion therapies that may be opportunities here to accelerate growth. Example, I guess, might be Remicade, Johnson & Johnson approval recently for colitis. Is that one where you see some particularly strong opportunity? Are there any other ones out there right now that either in the, at or near approval stage, that look particularly promising?

Raj Rai  - Option Care, Inc. - CEO

Yes, there are some arthritis drugs that could come to the market, very similar to what Remicade is. And what is happening right now is that specialty drugs like Remicade, manufacturers are looking to get expanded indications. And we sell Remicade quite a bit, but most of Remicade therapy is infused in the physician’s office and/or the hospital outpatient clinics.

But there will definitely be opportunities for us to grow with the added indications (indiscernible).

Greg Haddad  - First Analysis - Analyst

Great, thanks again.

Operator

Ladies and gentlemen, this does conclude the question-and-answer portion of today’s conference. I would like to turn it back to our management team for any closing remarks.

Raj Rai  - Option Care, Inc. - CEO

Thanks very much for joining our call. We look forward to our next call and talk about our year-end results. Thanks again. Goodbye.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude your presentation and you may now disconnect. Have a wonderful day.